Exhibit 99.1

Bio–Technology General Corp.

70 Wood Avenue South

Iselin, New Jersey 08830

March 28, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549-0408

                Re: Letter to Commission pursuant to Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Bio–Technology General Corp. has obtained a letter of representation from Arthur Andersen LLP (“Andersen”) stating that the December 31, 2001 audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation and availability of personnel at affiliates of Andersen to conduct the relevant portions of their audit.

Very truly yours,

Bio–Technology General Corp.

                                                                                       /s/ John Bond

                                                                                       John Bond

                                                                                       Senior Vice President-Finance